EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the following registration statements on Forms S-8 of Datastream Systems, Inc., of our reports dated September 12, 2005, relating to the consolidated balance sheet of Datastream Systems, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2004, and the related financial statement schedule, which reports appear in the December 31, 2005, annual report on Form 10-K of Datastream Systems, Inc.:

Form	Registration Number
S-8	333-00314
S-8	333-00080
S-8	333-03579
S-8	333-37655
S-8	333-50395
S-8	333-50397
S-8	333-50399
S-8	333-57055
S-8	333-79085
S-8	333-81663
S-8	333-43980
S-8	333-43982
S-8	333-59320
S-8	333-99145
S-8	333-107431

/s/ KPMG LLP

Greenville, South Carolina

February 27, 2006